EXHIBIT 31.2

CERTIFICATIONS

I, Michael Gats, certify that:

1.                 I have reviewed this annual report on Form 10-K/A of Cutter & Buck Inc.;

2.                 Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.                 Based on my knowledge, the financial statements, and other financial information, included in this report, fairly present, in all material respects, the financial condition, results of operations, and cash flows of Cutter & Buck Inc. as of, and for, the periods presented in this report.

Dated: August 24, 2006
/s/ MICHAEL GATS
Michael Gats
Chief Financial Officer
(Principal Financial and Accounting Officer)